EXHIBIT 10.19

TUBE CITY IMS CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

In recognition of the valuable services provided to Tube City IMS Corporation (the “Company”) and its affiliates by certain key employees, the Company wishes to provide additional retirement benefits to those individuals whose benefits under the Profit Sharing Plan (as defined herein) are restricted by operation of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). It is the intent of the Company to provide these benefits under the terms and conditions hereinafter set forth.

This plan was originally established by EnviroSource, Inc. (the former name of the Company) and was named the EnviroSource, Inc. Supplemental Executive Retirement Plan. The Plan is now amended and restated to change the name of the Plan to the Tube City IMS Corporation Supplemental Executive Retirement Plan, make certain changes to the Plan to comply with section 409A of the Code, freeze the Plan as to Participants who are no longer eligible to participate after December 31, 2005 and make other desired changes. The Plan is intended to constitute a top hat plan under section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, as such, to be exempt from all of the provisions of Parts 2, 3, and 4 of Title I of ERISA

ARTICLE 1

Definitions

1.1	“Affiliate” shall mean any company that (i) is included as a member with the Company in a controlled group of corporations, within the meaning of section 414(b) of the Code; (ii) is a trade or business (whether or not incorporated) included with the Company in a group of trades or business under common control, within the meaning of section 414(c) of the Code; or (iii) is required to be aggregated with the Company pursuant to section 414(m) or 414(o) of the Code and regulations thereunder.

1.2	“Beneficiary” means the person(s) designated by a Participant under (a) the Profit Sharing Plan, or (b) if no such designations are made, the Participant’s surviving spouse or, if there is no surviving spouse, his or her estate.

1.3	“Board” means the Board of Directors of Tube City IMS Corporation or any authorized committee thereof.

1.4	“Code” means the Internal Revenue Code of 1986, as amended.

1.5	“Committee” means the committee appointed by the Board to administer the Plan.

1.6	“Company” means Tube City IMS Corporation.

1.7	“Compensation” means “Compensation” as that term is defined under the Profit Sharing Plan, without regard to the dollar limitation imposed under section 401(a)(17) of the Code.

1.8	“Effective Date” means (a) the original effective date of the Plan is January 1, 1994, and (b) the effective date of the Plan as amended and restated which is January 1, 2006, as the context requires.

1.9	“Employee” means an employee of the Employer (including an officer or director who is also an employee).

1.10	“Employer” means the Company and each other Affiliate that has elected to cover its Employees hereunder by resolution of its board of directors.

1.11	“Employer Matching Contribution” means the actual matching contribution made by the Employer to the Profit Sharing Plan, on behalf of a Participant

1.12	“Employer Profit Sharing Contribution” means the actual profit sharing contribution made by the Employer to the Profit Sharing Plan, on behalf of a Participant.

1.13	“IMS Plan” means the Retirement Plan for Salaried Employees of International Mill Service, Inc.

1.14	“Individual Account” means the account established pursuant to Section 3.1.

1.15	“Key Employee” shall mean an Employee who, at any time during the 12-month period ending on the identification date (defined below), is (i) an officer of the Company or an Affiliate having annual compensation greater than $135,000 (adjusted for inflation as described in section 416(i) of the Code), (ii) a five percent owner of the Company and its Affiliates, or (iii) a one percent owner of the Company and its Affiliates who has annual compensation from the Company and its Affiliates greater than $150,000. The number of officers who are considered Key Employees shall be limited to 50 employees, as described in section 416(i) of the Code, and shall exclude Employees who are nonresident aliens during the entire 12-month period ending on the identification date. The identification date shall be each December 31, and the determination of Key Employees as of such identification date shall apply for the 12-month period following April 1 after the identification date. The determination of who is a Key Employee shall be made by the Committee or its delegate in accordance with section 416(i) of the Code, the “specified employee” requirements of section 409A of the Code, and applicable regulations.

1.16	“Participant” means any Employee who satisfies the eligibility requirements set forth in Article 2 and who has an Individual Account under the Plan. In the event of the death or incompetency of a Participant, the term shall mean his or her personal representative or guardian.

1.17	“Plan” means the Tube City IMS Corporation Supplemental Executive Retirement Plan, as set forth herein, as the same may be amended from time to time.

1.18	“Plan Year” means the calendar year.

1.19	“Profit Sharing Plan” means the Tube City IMS Corporation Salaried Employees 401(k) and Profit Sharing Plan

1.20	“Separation from Service” means a Participant’s “separation from service” with the Employer for any reason within the meaning of section 409A of the Code.

ARTICLE 2

Eligibility

2.1	Any Employee who is a participant in the Profit Sharing Plan whose Employer Matching Contribution and/or Employer Profit Sharing Contribution under the Profit Sharing Plan is limited by Code Section 401(a)(17) and is designated by the Board as eligible to participate in this Plan shall participate in the Plan.

2.2	An Employee’s participation in the Plan shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of an Employer contribution under this Plan pursuant to Section 3.2, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her Beneficiary(ies) and any other person having or claiming an interest under the Plan.

2.3	Notwithstanding the above, no Participant will be eligible to receive benefits under this Plan if he or she violates the terms and conditions of any employment contract, service contract, or any agreement relating to matters of confidentiality of the Employer or competition with the Employer, or if he is convicted of a felony or is culpable with respect to any other matter which is determined by the Board to be contrary to the best interests of the Employer.

ARTICLE 3

Individual Account Supplement

3.1	The Company shall create and maintain an unfunded Individual Account for each Participant to which it shall credit the amounts described in this Article 3. Individual Accounts maintained for Participants who are no longer eligible to participate in the Plan after December 31, 2005 shall not be credited with any future contributions under Section 3.2 below, but shall continue to be credited with interest pursuant to Section 3.3.

3.2	For each Plan Year, the Employer shall credit a Participant’s Account with an amount for such Plan Year that is equal to:

3.2.1

100% of the first 6% (or such other rate as may then be in effect under the Profit Sharing Plan) of the Participant’s Compensation, minus any Employer Matching Contribution that was actually allocated to the

Participant’s account under the Profit Sharing Plan for the Plan Year (including amounts distributed or forfeited to comply with the nondiscrimination requirements of section 401(m) of the Code and regulations issued thereunder). Notwithstanding the foregoing, in no event shall any amount be credited under this Section 3.2.1 unless and until the Participant has deferred the maximum permissible amount under the Profit Sharing Plan.

3.2.2	The excess over the Employer Profit Sharing Contribution of the amount that would have been contributed to the Profit Sharing Plan, by the Employer on behalf of the Participant if it were not for the limitations of section 401(a)(17) of the Code.

3.2.3	Subject to such reasonable rules as may be prescribed by the Committee, amounts credited to a Participant’s Individual Account under this Section 3.2 shall be credited to a Participant’s Account as of the date(s) Employer Matching Contributions or Employer Profit Sharing Contributions, as applicable, are credited to the Participant under the Profit Sharing Plan.

3.3	As of the last day of each calendar quarter during each Plan Year, the Company shall credit the Participant’s Individual Account with interest on the opening balance, and from the date(s) made on any credits pursuant to Section 3.2, in the Participant’s Individual Account at the effective yield credited to a Participant’s cash balance under the IMS Plan with respect to the corresponding Plan Year.

ARTICLE 4

Distributions of Benefit Supplement

4.1	The balance of the Participant’s Individual Account under Article 3 shall be paid in a lump sum upon a Participant’s Separation from Service. If the Participant is due an additional credit under Section 3.2 or 3.3 to the Participant’s Individual Account in the Plan Year in which the balance of the Individual Account becomes payable hereunder, the additional credit will be paid to the Participant as soon as it is practical to determine the amount.

4.2

Hardship. At any time prior to commencement of payment of a Participant’s Individual Account, a Participant may request payment of all or a portion of the Participant’s vested Individual Account on account of financial hardship. The decision to approve or deny such a request shall be in the absolute discretion of the Committee. Such a request shall be approved only upon a finding that the Participant has suffered a severe financial hardship which has resulted from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The hardship distribution may not exceed the amount reasonably necessary to satisfy the emergency need, including amounts necessary to pay income taxes or penalties reasonably anticipated to result from the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). In the event such a request is approved, payment of all or a portion of the Participant’s vested Individual Account, to the extent approved by the Committee, shall be made as soon as practicable to the Participant. The Participant’s Individual Account otherwise payable hereunder shall be reduced (as determined by the Committee) to take into account such financial hardship payment. The Committee shall administer hardship distribution requests consistently with section 409A of the Code and the regulations thereunder.

4.3	Delay for Key Employees. Notwithstanding any provision of the Plan to the contrary, if a Participant is a Key Employee and becomes entitled to receive a distribution on account of Separation from Service, the distribution may not be made earlier than six months following the date of the Participant’s Separation from Service, as required by section 409A of the Code and the regulations thereunder. If distributions are delayed pursuant to section 409A of the Code, the accumulated amounts withheld on account of section 409A of the Code shall be paid on or around the first business day after the end of the six-month period. If a Participant dies during such six-month period, the amounts withheld on account of section 409 A of the Code shall be paid to his or her beneficiary on or around 90 days after the date of his or her death.

4.4	Payment Dates. Notwithstanding any provision of the Plan to the contrary, no distribution shall be made except upon a specified date or event as permitted by section 409A of the Code and applicable regulations. If a payment is not made by the designated payment date under the Plan, taking into account the provisions of Section 4.3, the payment shall be made by December 31 of the calendar year in which the designated payment date occurs.

4.5	Special Distribution Election. In accordance with procedures and in a form established by the Committee, Participants designated by the Committee as no longer eligible to participate in the Plan after December 31, 2005 shall be permitted to make a one-time special election to accelerate distribution of the Participant’s entire Individual Account to a date in 2007; provided that such one-time special election (i) must be made on or before December 31, 2006, (ii) may not postpone a distribution that would otherwise be made in 2006, and (iii) may not accelerate a distribution otherwise scheduled for a later year into 2006.

ARTICLE 5

Death Benefit

5.1	In the event of a Participant’s death prior to the payment of the Participant’s Individual Account pursuant to Article 4, the Participant’s Beneficiary will receive a lump sum distribution equal to the balance of the Participant’s Individual Account as of the date of the Participant’s death. If the Participant is due any additional credit to the Participant’s Individual Account for the Plan Year in which the balance of the individual Account becomes payable hereunder, the additional credit will be paid to the Participant’s Beneficiary as soon as practicable.

ARTICLE 6

Vesting

6.1	The balance of a Participant’s Individual Account shall vest in accordance with the vesting schedule set forth in the Profit Sharing Plan.

ARTICLE 7

Funding

7.1	The Board may, but shall not be required to, authorize the establishment of a trust to serve as the funding vehicle for the benefits described herein. In any event, an Employer’s obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets, and no Participant shall have any right to any specific assets of the Employer.

ARTICLE 8

Administration

8.1	The Committee shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Committee arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Employer, the Board, all Participants, all Beneficiaries and all persons and entities having an interest therein. Any action required of the Company or the Board under the Plan shall be made in the Company’s or the Board’s sole discretion, not in a fiduciary capacity, and need not be uniformly applied to similarly situated persons. Any such action shall be final, conclusive and binding on all persons interested in the Plan.

ARTICLE 9

Amendment

9.1	The Board, by written resolution, shall have the right to amend or modify the Plan at any time in any manner whatsoever; provided, however, that no amendment shall operate to reduce the amounts previously credited to a Participant’s Individual Account.

ARTICLE 10

Termination

10.1	Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Employer. The Board, by written resolution, shall have the right at any time to discontinue the Plan; provided, however, that the termination shall not operate to reduce the benefit that any Participant who is participating in the Plan at the time/the termination is approved would otherwise receive hereunder. Following termination of the Plan, Participants shall be entitled to a distribution of the vested portion of the Participant’s Individual Account if the termination and subsequent distribution satisfies the applicable requirements of Prop. Treas. Reg. §1.409A-3(h)(2)(viii)(A), (B) or (C), or any successor final regulations thereto or other applicable guidance or regulation.

ARTICLE 11

Claims Procedure

11.1	Claim. A Participant or, following the Participant’s death, a Beneficiary may submit a claim for benefits under the Plan (collectively referred to in this Section 11 as a “claimant”). Any claim for benefits under the Plan shall be made in writing to the Committee.

11.2	Claim Decision. In the case of a claim for benefits that is wholly or partially denied, within 90 days (or 180 days in special cases if the Committee furnishes notice of the extension before the end of the initial 90-day period) after the claim has been filed, the Committee shall provide the claimant a written approval or denial of the claim. A notice of the denial of a claim, in whole or in part, shall set forth:

(a)	the reason or reasons for the denial;

(b)	reference to the specific Plan provisions upon which the denial is based;

(c)	a description of any additional material needed before the claim can be considered and an explanation of why such material or information is necessary; and

(d)	an explanation of the claim review procedure set forth below and the time limits applicable to appeals, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

11.3	Request for Review. Within 60 days of the receipt of a notice denying a claim, the claimant or the claimant’s duly authorized representative may request, in writing, a full review of the claim by the Committee. In connection with any such review, the claimant or the claimant’s authorized representative (i) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits and (ii) may submit issues and comments in writing to the Committee. The Committee shall make a decision within 60 days after the request for a review (or 120 days in the event of special circumstances if the Committee furnishes notice of the extension before the end of the initial 60-day period). The Committee’s decision will be binding on all parties. A final notice of the denial of the claim on appeal, in whole or in part, shall set forth:

(a)	the reason or reasons for the denial;

(b)	reference to the specific Plan provisions upon which the denial is based;

(c)	the claimant’s right to, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

(d)	a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

11.4	Exhaustion; Scope of Review. No claimant may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Committee. If a claimant challenges a decision under this Section, a review by the court of law will be limited to the facts, evidence and issues presented during the claims procedure set forth above. Facts and evidence that become known to the claimant after having exhausted the claims procedure must be brought to the attention of the Committee for reconsideration of the claims determination. Issues not raised during the claims procedure shall be deemed waived.

ARTICLE 12

Miscellaneous

12.1	Subject to Section 2.1, nothing contained herein (a) shall be deemed to exclude a Participant from any compensation, bonus, pension, insurance, severance pay or other benefit to which he otherwise is or might become entitled to as an Employee or (b) shall be construed as conferring upon a Participant the right to continue in the employ of the Company in any capacity.

12.2	Any amounts payable by the Company hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which he may be entitled under any other arrangements established by the Company for the benefit of its employees.

12.3	The rights and obligations created hereunder shall be binding on a Participant’s heirs, executors and administrators and on the successors and assigns of the Company.

12.4	The Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

12.5	The Plan is intended to comply with the applicable requirements of section 409A and applicable regulations, and shall be maintained and administered in accordance with section 409A to the extent section 409A applies to the Plan. Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by section 409A and applicable regulations.

12.6	The rights of any Participant under this Plan are personal and may not be assigned, transferred, pledged or encumbered. Any attempt to do so shall be void.

12.7	Neither the Company nor any member of the Board or the Committee shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits or the interpretation and administration of this Plan.